Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-39531, 333-39533, 333-49371, 333-61897, 333-80967, 333-46228, 333-56146, 333-108033, 333-119472, 333-137483, 333-144957, 333-153801, 333-160247, 333-175609, 333-185587, 333-192412, 333-196841, 333-218875 and 333-239583 on Form S-8 and Registration Statement Nos. 333-172662, 333-227404 and 333-274741 on Form S-3 of our reports dated March 19, 2025, relating to the financial statements of Best Buy Co., Inc. and the effectiveness of Best Buy Co., Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended February 1, 2025.

/s/ Deloitte and Touche LLP

Minneapolis, Minnesota

March 19, 2025